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EXHIBIT 15

September 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We are aware that our reports dated May 9, 2003 and August 18, 2003 on our reviews of interim consolidated financial information of Metropolitan Edison Company (the "Company") for the three-month periods ended March 31, 2003 and 2002 and the three-month and six-month periods ended June 30, 2003 and 2002, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated September 19, 2003.

Very truly yours,

PricewaterhouseCoopers LLP

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  EXHIBIT 15